Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2011

Conference Call Transcript dated August 24, 2011

Operator: Greetings and welcome to the American Eagle second quarter 2011 earnings conference call. At this time, all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Good morning, everyone. Jim O’Donnell, Chief Executive Officer, is joining us by phone today. Here in Pittsburgh we have Roger Markfield, Vice Chairman and Executive Creative Director, and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our second quarter press release it is available on our website AE.com.

Before we begin today’s call, I need to remind you that during this conference call, we will make certain forward-looking statements based upon information which represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

And now I’d like to turn the call over to Jim.

Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, Judy. Good morning, everyone. I will begin with an overview of our second quarter performance which will include an update on each of the brands as well as AEO Direct. Next, I will turn it over to Roger to share his perspective on design and merchandising. And then we’ll conclude with a financial review and outlook from Joan.

As we all know, the lack of economic recovery has created a persistently challenging retail environment. That said, we managed our business prudently and made progress on our longer term initiatives. I’m pleased to report our second quarter sales increased 4%, demonstrating improvement from the first quarter. And our EPS of $0.10 was within the range of our expectations. During the second quarter, we began our strategy to maximize key item businesses like denim and shorts, with stronger and more impactful promotions. This strategy, combined with ongoing merchandise improvements, is driving improved results. Although comparable store sales were flat, they were consistently and certainly stronger than the previous few quarters. Performance was fairly consistent within the AE brand. Both men’s and women’s comps were flat, which is a positive sign for women’s business.

Overall highlights of the quarter include AEO Direct which increased 16%. And aerie standalone stores demonstrated stronger margin results. Overall, though, our promotional activity was planned and well controlled. However, as expected, higher cotton prices pressured margins and will continue to do so in the second half of the year. There are several indications that the cost of cotton is stabilizing. If that’s the case, there is opportunity to recoup a good portion of the margin that we lost and were recovered in 2012.

Expense management efforts continue to pay off, with SG&A leveraging in the quarter. As Joan will review in greater detail, we are moving into a second phase of our profit improvement initiative, which also includes a deeper dive into a real estate initiative as well as other ongoing expense savings. Our balance sheet remains exceptionally strong with more than $500 million in cash and investments at the end of the quarter. And we continue to use our cash to invest in the business.

This brings me to growth. There’s no doubt we are focused on managing the expenses but at the same time, we still have our sights set on growth. Earlier this year we laid out a series of key initiatives to move us towards that goal. Here is a brief update. Within the American Eagle brand, we are capitalizing on the strength of the brand and our continued dominance in key categories, as I mentioned earlier, such as denim. Beginning with back-to-school, we have made bolder investments designed to win back market share. This customer is still highly focused on price and yet we are deliberate in our promotional activity. By investing in proven businesses, offering powerful everyday value, and creating excitement with compelling promotions, we believe we will continue to drive strong top line.

Our merchandise investments include a strong focus on AE jeans, as denim is obviously a critical driver for the back-to-school business and fall. We’ve increased inventory to support demand, particularly in styles that carry through holiday and as well into the spring season. We’ve also made an important investment in accessories, where we see significant future opportunity. The response has been encouraging, particularly in women’s, and we are excited about its potential. At quarter-end, we had 250 accessory shops within the American Eagle stores and we expect to have 400 of these shops by holiday. Also new for AE this holiday, we plan to launch a comprehensive American Eagle personal care line for both men’s and women’s.

As I mentioned earlier, AEO Direct had a very strong quarter. We continue to build this business and see it as a great growth vehicle. During the quarter, AE.com was updated with a fresh look and functional upgrades to enhance the shopping experience. Improved navigation features and new filter options made it easier to shop the category level. And we made key upgrades to the search function, as well. As a result we’re seeing increases to our already strong conversion rates.

Now for a few details on our portfolio brands, beginning with aerie. As you know, we’ve been expanding this business into a more complete lifestyle brand. While it’s still early in the process, I’m pleased to see the second quarter margins show further improvement. Additionally, the initial response to aerie’s fall line has been quite positive. We’re seeing increased traffic as well as a positive customer response to the merchandising. aerie’s intimate apparel offerings continue to build on its success with additional bra launches in the fall. We’re also focused on increasing overall brand awareness with a comprehensive advertising campaign that includes television, print, and mall advertising as well as an innovative social media program.

Turning to Kids. This brand continues to gain momentum with a growing customer base and a higher awareness overall. During the quarter, we opened 6 stores bringing the total to 21 77kids locations. This included the launch of 77kids in our Times Square flagship location. 77kids continues to show significant potential. The brand is lit by a dynamic and highly creative team with a true passion for delivering the best shopping experience not only for mom but for the most discerning customers, the kids themselves.

On the international front we are growing the American Eagle Outfitters presence in several markets. Following our entrance into Hong Kong earlier this year, we have opened 4 new franchise stores in Kuwait, Dubai, China and Russia. We’re planning to have a total of 21 international stores open by year-end including new locations in Dubai, in Lebanon, Saudi Arabia, Morocco, Jordan and Egypt. And we’re also driving global growth in AEO Direct by adding local currency options as well as customized language features.

In closing, we’re making significant progress in a number of important areas. However, given the continued uncertainty around the macro environment we have tempered our outlook for the second half of the year. While back-to-school has gotten off to a terrific start, we’re facing lower customer confidence in spending, especially during non-peak selling periods. With this in mind, we’re being aggressive and highly targeted on pricing and promotional activities and merchandising. The American Eagle brand has a loyal and large base. We’re focused on maximizing our share of their wallets as well as expanding our reach to new customers in the mall as well as the web.

And now I’ll turn it over to Roger. Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Thanks, Jim, and good morning, everyone. There is no doubt we would have liked to have achieved stronger financial results. But we held our own in a highly competitive and promotional environment. I was pleased to see second quarter sales improve nicely from the first quarter as we began the transition toward a more comprehensive key item strategy and stronger fashion content. Supported by investments in core AE categories, we can accelerate our business through strategic and targeted promotions. In other words, we now have the flexibility to go on offense.

With a more balanced inventory position, we are seeing a positive change in our business. We are the main highway for the 15 to 25-year-old, and we strive to be top of mind every day. We are 100% focused on providing the right style, great quality at the right price. And also having the best overall customer experience, both in stores and online. Across the AE brand we continue to have terrific success in denim where we are the number one with our customer base. We are now in a much better position to support replenishment and satisfy demand. This is especially true in core denim styles which have greater longevity. Essentially, to drive denim 12 months a year, we are positioning core styles to live through the spring season with fashion styles falling more frequently. This change has had a positive impact, with denim continuing to perform well during the back-to-school season.

This summer we saw strength in shorts and pants and continued to be a strong bottoms brand for our demographic. In tops we are focused on getting the right mix of core items in fashion. We are seeing nice progress this back-to-school season which we expect to continue into fall and holiday. Women’s fashion knits and accessories, together with men’s knits, are building momentum. And I believe we are driving the appropriate mix within the sportswear business.

Another second quarter highlight, as Jim noted, was the expansion of accessories. We’ve seen a positive response on the women’s side where we are driving newness and innovation within our offerings. This is an exciting new business which is ripe for an ongoing expansion, particularly during the holiday fast-turning season. Our high margin direct business was extremely strong with growth in both traffic and conversion leading to the double-digit sales increase. Other highlights include the performance of our Manhattan stores which are gaining momentum. And our international performance has been extremely robust, as Jim mentioned. Global demand for the AE brand has proven to be strong providing support as we strategize future growth.

From a merchandising position, aerie continues to make very solid progress. Not only in the foundations categories, but also in apparel. It’s an exciting market opportunity with plenty of white space. And we are very pleased with the performance so far this fall. With the right team in place, developing great product, and importantly, advertising to drive brand awareness, we have the tools for successful growth.

We have no control over the macro environment and I recognize that it is very early in the fall season. With that said, I am encouraged by our progress and the impact our strategies are having on our business. The AE brand is enduring and perfectly positioned. We are real, with a broad and diverse customer base, which we embrace with passion. I want to take this opportunity to thank our teams for their dedication, passion, and hard work. These have not been the easiest of times but I know with the talent and commitment we have across our organization, our progress will continue and lead to future growth and success.

Let me turn the call over to Joan.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Thank you, Roger, and good morning, everyone. Our second quarter can be summed up with the following. The top line demonstrated improvement reflecting a stronger assortment and value offering. Although increased product costs pressured our margins we delivered higher merchandise profit dollars. The gross margin declined due to the deleverage of rent. Expenses were well controlled and our balance sheet remains strong.

Now, looking at the details. Total second quarter sales of $676 million increased 4% from the second quarter last year. And comparable store sales were flat. Reflecting an improvement from recent periods, AE brand comps were flat and aerie declined 1%. Including the direct business, which had a 16% sales increase, consolidated comps increased 1%. AE Direct sales were driven by new fall merchandise and upgrades to our website which drove increased traffic and conversion. Looking at second quarter metrics. A high single-digit increase in the average transaction value fully offset the decline in the number of transactions.

Now moving on to margin. Gross margin decreased 250 basis points to 34.3%. While merchandise profit dollars increased slightly due to lower markdowns, increased product costs pressured the merchandise rate which decreased 150 basis points compared to last year. BOW increased 100 basis points as the rate to sales due to rent related to new store openings, lease renewals and flat comparable store sales.

Turning now to operating expense. Even though comps were flat, SG&A leveraged 70 basis points. Controlling expense remains a top priority as we continue with our corporate profit initiative. As previously discussed, we are reinvesting a portion of our savings into planned advertising designed to generate greater brand awareness including aerie. One example of our ongoing opportunity for savings is the evaluation of long-term contracts upon expiration. For both the third quarter and the year, we continue to expect SG&A dollars to increase in the low single-digits. Net income for the quarter was $20 million compared to net income from continuing operations of $26 million last year.

Turning to the balance sheet. As we indicated last quarter, we are investing in a year-round key item strategy to expand market share and underscore our strong value offering. The quarter end inventory position supports that initiative. Ending inventory at cost per foot increased 30% with half related to higher product cost. In addition to our investments in year-round key items, inventory is positioned to support our planned accessory expansion to 400 unique shop-in-shop formats during the second half of this year. Units per foot increased 15% including the accessory expansion. Looking ahead, third quarter average weekly inventory will continue to support the key item strategy and accessory expansion resulting in inventories similar to the end of the second quarter.

CapEx for the second quarter totaled $28 million compared to $20 million last year. The increase reflects store remodeling activity in the second quarter. For the year, we continue to expect CapEx in the range of $90 million to $100 million with a little over half related to new and remodeled stores. We ended the second quarter with cash and investments of $515 million.

Now looking forward. While we have tempered our outlook for the remainder of the year, particularly during non-peak shopping periods, we expect to see a sales improvement from the first half driven by the initiatives we discussed today. The back-to-school trend is positive and promotional activity is consistent with our plan. At this time, we expect third quarter EPS to be in a range of $0.22 to $0.27 which compares to adjusted EPS of $0.29 last year. Our guidance assumes margin pressure related to higher cotton costs and our planned promotional strategy. SG&A dollars are expected to increase in the low single-digits. For the year we expect EPS to be in a range of $0.85 to $0.95 compared to adjusted EPS of $1.02 last year.

Now I’ll turn the call back to Judy.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Thanks, Joan, and now we’ll move on to Q&A. Please be mindful of other participants today and limit your time in the queue. I’ll turn it back to Rob.

Operator: (Operator Instructions) Adrienne Tennant with Janney Montgomery Scott.

Adrienne Tennant- Janney Montgomery Scott- Analyst: This is for Roger. Can you talk about the accessories? It really looks good in the stores and bringing traffic into the stores.

Was just wondering how much of the square footage do you expect to dedicate to that percent of the floor or percent of the floor set, however you want to define that? And then, can you talk about the margin implications, how much higher the margins are on that piece of the business and how we can expect that mix to flow in? Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: This expansion for us, obviously, is a new venture. And the IMUs are certainly higher. Where the business will end up we’ll see as we move through the holiday season.

But space-wise, it varies by store based on store type, but it averages about 400 feet. And at this point, we’re really pleased with a lot of categories on the women’s side of the business.

Adrienne Tennant- Janney Montgomery Scott- Analyst: Any comments on the extent of the difference in margin versus accessories versus apparel?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Not at this point.

Adrienne Tennant- Janney Montgomery Scott- Analyst: Okay. And then, Joan, just a follow-up on the comps. So, can you just give us a little bit of color on August month-to-date and/or July? When you guys set your floor set in early July, did you see a pretty immediate response in turning to the positive comps?

And was there any slowness at the end of July, similar to some other comments? So, if you can just tell us when you saw that inflection point. And the guidance, are you guiding implicitly for maybe a positive low to mid single digit comp for the fall season? Thank you.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: As I mentioned, our comp is positive and we see that happening as we started our back-to-school promotional activity, was when we really saw the positive trends kick in. We did get a nice response to the denim line as it landed in June, actually, in the month of July. And we did see a positive response to the key item selling in our core categories in knit tees and graphics and so forth. So we did see a nice product response.

The positive comp came as we went full bore into our back-to-school promotional strategy. And we’ll really wait to see here to comment on what actual comps are as we get through the rest of the quarter. As you know it’s very early in the third quarter.

Operator: Christine Chen of Needham & Company.

Christine Chen- Needham & Company- Analyst: Just to continue on the back-to-school commentary, denim, clearly, and the key items. What else seems to be trending well? And what is a little more challenging? And then with respect to aerie, can you maybe update on the progress on that? Is that expected to breakeven this year still? Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: On back-to-school categories, we’re doing well pretty much across-the-board right now. But, the strength, the beauty of the denim business for us, on the women’s side, in view of all of the competition and all of the pricing that’s out there, our denim business on the women’s side continues to be very strong.

But, what’s really nice is that the tops business now, the knit business for women’s, which you know we’ve been redoing and redoing, we really have it on the right mark now. And that’s doing pretty terrific for us right now. And obviously, the pant business in both men’s and women’s, which is the non-denim part of the business. And we made an investment for all of the warm weather stores in the shorts business because, as you know, it’s much more wear-now than it’s ever been. And that’s paying off for us, as well.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: And with respect to aerie, aerie is progressing very nicely. Jim mentioned in his remarks that we saw margin improvement in the second quarter. And let me remind you that aerie, as a brand, all channels, is a profitable brand for us.

As we look forward into the back half of this year, we’re excited about what happened with our Drew launch here in August, and the marketing campaign that supported that. And into the fourth quarter, I would expect to see 4-wall profitability for the aerie stores to happen. So, we’ll see 4-wall profitability in the fourth quarter.

Operator: Jeff black of Citigroup.

Jeff Black- Citigroup- Analyst: Joan, on the inventory, I thought we were guiding for a low double-digit rise in units down. And we’re coming in significantly higher on both of those counts. Accessories — I get it, that accounts for some of it. But, when was the denim strategy contemplated? Is that what is driving the units? And what kind of confidence do we have that the merchandise margins aren’t going to be under some more pressure given where the inventories are? Thanks.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Thanks, Jeff. The average inventory guidance that we gave, in fact, yes, it was low double-digit. And that’s where our average quarter came in for the second quarter. And as we look to, as we said on the call, we were supporting the key item strategy, making strategic investments in a year-round key item strategy, which, to your point, includes denim as well as some of our basic top categories.

So, the increase, as you talked about, for the end of the quarter at 30%, half of that relates to product cost increases. The other half fully supports this investment in key strategy as well as the accessory expansion. And our view of inventory and the promotional strategy that Jim and both Roger mentioned, are all factored into our view of guidance for the third quarter and into our outlook for the year.

Operator: Lorraine Hutchinson of Bank of America.

Lorraine Hutchinson- BofA Merrill Lynch- Analyst: Can you share with us the results of any price increase test that you’ve begun for the early back-to-school season?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I’ll take that question. We’re very selective where we try to raise prices. Remember, we’re the big brand. We have a strong customer base and our customer base doesn’t have a lot of money. We have to be very careful that we don’t raise prices and lose our following. Value pricing for us is critically important.

And the cost of cotton increase is a short-term phenomenon which will go away, it looks like, for next year. So, we’ve been very careful in raising prices. We’ve only done it where we think we can benefit, and there we have.

Operator: Stacy Pak with Barclays Capital.

Stacy Pak- Barclays Capital- Analyst: Just a couple follow-ups and then one question. one is, what is the AUC expected up in Q3 and Q4? What inventory’s up just on accessories or just in apparel, however you want to answer it? And then fundamentally, it looks to me like comps are up because inventories are up so high. Where are you, Roger, on improving tops?

And when do you think you will have the assortment that’s going to enable Eagle to gain back some positioning because margin is down 10 points from the good old days. So I’m just trying to figure out, is there some time period we should be looking at where you feel a lot better about tops? Or where are we in the continuum? Thanks.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: On tops, on the men’s side, they’re doing extremely well. The knit business for us in men’s is very strong. In women’s, which started with the back-to-school set, the knit business is very strong. We have, as I said on the last call and the call before, we were redoing the teams, the teams are in place.

And I really feel very comfortable with where we are in terms of the knit business at this point. I was in the mall 2 days ago. I visited all of the stores. I think we’re very focused, we’re tight and we have the right looks and it’s doing well for us and our customer is responding.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: And with respect to the average unit cost, Stacy, it’s up mid-teen, the product cost up mid-teen. And the view of inventories apparel versus accessory, the apparel unit increase is roughly 10% and the accessory is about 5 points, bringing it to the full 15.

Operator: Sam Panella of Raymond James.

Sam Panella- Raymond James & Associates- Analyst: With respect to your direct business, up nicely 16%, but being down last year. Is there anything constraining stronger growth at that business?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: It’s a terrific business for us. The site has been improved. It’s about 12% of our business which is a pretty good-sized business, a business that wasn’t structured as a catalog business. And it’s growing at nice double-digit growth right now. We’re really happy with it.

Operator: Janet Kloppenburg with JJK Research.

Janet Kloppenburg- JJK Research- Analyst: A couple of questions. Joan, units per foot are up 15% with accessories. That’s, I assume, a higher investment in accessories. So, are you saying units per foot are up the high single-digits that you had guided for earlier?

And also, I wanted to know, Joan, at what comp can you leverage occupancy, please? And also on inventory, should we expect year-end inventories to be up this much as well?

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay, Janet. With the units per foot, as I said, 10% relates to apparel, 5% relates to accessories. The guidance that we give doesn’t include quarter-on-quarter end point of view due to in-transit. So, the guidance I gave at a low double-digit increase includes an average weekly view of inventories. And we were in-line with that throughout the quarter. The comp leverage point per occupancy is low to mid single-digit. And the question on inventory, we would expect the fourth quarter to be similar to the third quarter with an ease of that inventory into the first half of the year.

Janet Kloppenburg- JJK Research- Analyst: And for Roger, can you talk about the level of success of your marketing program and your positioning. Which, I think, has moved more Bohemian, even a surf/skate feel in the TV advertising, in particular. And if you could comment on the success of the women’s fashion top business in the second quarter as well? Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: In the second quarter, the women’s tops were not where we wanted it to be yet. And as I indicated on the last call, we are working strongly on it for back-to-school, and it’s working.

So, fortunately, what we thought would happen is happening. As it relates to the marketing, we’re really pleased. The aerie marketing we’re hearing great responses on, and it’s really driving increased traffic into the stores and the conversion is terrific.

In the Eagle, as well. Our advertising, for the most part, is really about denim. The denim business, especially on the women’s side, is strong for us where it’s a more fashionable business. And everyone has loved what we’ve done from the marketing perspective.

And in light of all of the competition out there at price points that are just amazing to me, it’s not having much of an impact that we can see. But, obviously, we would be doing that much better if those price points were not out there.

Operator: Brian Tunick with JPMorgan Chase.

Brian Tunick- JPMorgan Chase & Co.- Analyst: For Joan, maybe on the balance sheet, it looks like now that you’ve had that big inventory build, when does returning cash to shareholders move up from a priority perspective? And then if someone could update us on the CEO search, we would be curious about that.

And maybe just finally for Roger, just on the denim price points, it looks like a couple of times you’ve gone all denim below $30 but some of your main competitors are still a lot lower than that. Just curious if you’re looking at that, thinking about reacting to that. Or does the fashion, especially on the women’s side, give you the ability to keep your price points above them?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I’ll start on the denim. Listen, I don’t want to sound too proud, but if you walk any street anywhere in the country, they’re all wearing the back side of the American Eagle. They love our fit. They love our jeans. And as long as we’re priced at a reasonable price, they will buy our jeans over anybody else’s. And I’m real proud of it.

And the organization has done one great job in accomplishing that. Now, with that being said, we did own the inventory to replenish. Remember, when we talk about inventory, we’re a bottoms-based business in American Eagle.

We dominate in the bottoms business. The number of SKUs that’s necessary in order to be able to replenish with the assortment that we carry in the bottoms business is quite sizeable. And for us, it turns pretty well and it’s pretty risk free.

So, when you look at the base of the total inventory, it’s very important to understand how much inventory we invest in the bottoms business and what we’ve done for this particular season. With that being said, our turn is still, the turnover is still pretty fast for a bottoms-based business.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: With respect to the cash, as you know, we have a strong track record of returning cash to shareholders. And we do have 14.5 million shares currently under authorization and we’ll continue to evaluate share repurchase along with dividends with our Board of Directors.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Jim, would you like to address the CEO search question?

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: The search has been activated and we’re moving forward. That’s all we have to say right now.

Operator: Paul Lejuez with Nomura Group.

Paul Lejuez- Nomura Group- Analyst: Guys, when you first started opening aerie stores, what kind of leases were you signing? Like, what length? And just wondering what you’ve been doing as these leases come up for renewal, if some of them have?

Or if they haven’t, what are your plans as they do? Do you expect to hang on to all those stores or do you expect to get out of some of those leases? And also just wondering, on the accessories business, what is that replacing on the floor?

I’m just wondering why the investment in accessories accounts for so much of the inventory increase? Did it replace something? Thanks.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Jim, would you like to address the real estate?

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: Sure. All of the aerie mall leases are 10 years in duration. And all of the leases have, at a given time period, what is determined a kick-out clause. They run somewhere around a window of 3 to 4 years, but 3 being more the rule than not.

As we look at some of these leases that are coming up, we make a determination whether we wanted to exercise the kick-out or continue on with the duration of the lease. If the stores are not performing to a level of what we feel is an acceptable expectation, we would look to close those stores.

As to date, we have evaluated all of our stores, the Eagle included, under a major portfolio review. And we’re in the process now of putting together a comprehensive plan as to what future markets will look like in North America. And that would include aerie.

Currently, the aerie stores, we have to give them, as Roger was stating, a little bit of time because the latest collection and the efforts that we put behind this evolving lifestyle business is just starting to get traction. And I wouldn’t want to make a fool-hardy decision to close a store that eventually we want to have in that particular shopping environment.

But, if there are indications that certain stores are probably not deemed to be appropriate for certain markets, and that they should be targeted to close, you’d hear more about that in the future.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: On the accessory expansion, as a Company, we have over a 1,000-store fleet. And on the selling foot basis, we do over $500 a foot. So, one would say, where did you find the space?

We did our due diligence and it’s amazing how we came up with 400 stores that absolutely had the room to create an accessory shop, either in the back area where it was originally supposed to have been or around the cash and wrap. And quite frankly, we didn’t need to do anything else other than carve it out.

Operator: Michelle Tan of Goldman Sachs.

Michelle Tan- Goldman Sachs- Analyst: Roger, I agree with you, I think that the product’s starting to look more on brand. I’m surprised that with better sales against the easy comparisons you had from last year that your markdown rate didn’t improve more. I can’t help but thinking it’s because of the amount of investment you keep putting behind inventory.

Can you give us any color on where that markdown rate sits now versus where it used to be several years ago? And what levers you’re thinking about to unlock that opportunity? How you think about the balance of inventory, what else can happen going forward?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I really like where our inventory is. And I know you guys figure out turnover. And if you look at a bottoms-based business, you’ll see that this inventory level is about right now, we’ll be able to satisfy our customers, we can replenish where we need to. And I’m pretty damn comfortable with where we are in terms of the inventory. In terms of the markdowns, it’s a bit higher than I would like it to be. It’s still a relatively low number in this business. And, it’s because of the competitive environment out there. But, if you factored the difference in the cost of goods based on cotton, we would be making more money. And that hopefully will come back to us as we move through 2012.

Operator: Betty Chen of Wedbush.

Betty Chen- Wedbush Securities- Analyst: I was wondering if you can speak a little bit to the online business. It grew nicely, up 16%. And I think you alluded to higher traffic and transaction conversions, as well. What, if any, differences are you seeing in that online customer versus the ones in the stores? Any learnings that you can carry over to the brick-and-mortar part?

And then my second question is around 77kids and aerie. Where do you still see the longer-term store potential, the number of stores for each of the concepts? And when should we expect, although quite early, when should we expect 77kids to also potentially reach either breakeven or profitability? Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Yes, the synergy on the e-commerce and stores is terrific. The teams that we have in the e-commerce business now are teams that were merchants running the Eagle business. And now with Fred heading up merchandising and e-commerce and Michael Leedy back in marketing, the whole combination is very powerful.

And this e-commerce business is really, for us, growing. It’s really showing the strength of the brand. And we’re now using the e-commerce strategy to even drive more traffic into our stores. So, the whole combination I’m really happy with right now.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Jim, would you like to address the question on store potential for Kids?

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: Yes, sure. Ironically, and not necessarily will they all be in the same locations, but the plan is for approximately 350 to 400 stores in North America for both aerie and 77kids. The numbers just happen to work out that way. It’s rather obvious, and I think I’ve stated this a few times in the past, we do not expect either the aerie or 77kids to have the same number of stores that we do have at American Eagle.

I think that both the brands are of a nature where we want to be strategically located, but we really don’t want to be on every street corner in America. So, it provides a little bit of a more exclusivity to the brand.

Joan and I have run some quick numbers on the profitability for Kids. And right now, on its current cadence, I would expect, we both would expect the brand to be profitable in 2013. With major improvement in 2012.

Operator: Dorothy Lakner with Caris & Company.

Dorothy Lakner- Caris & Company- Analyst: Thanks and good morning, everyone. Roger, I wondered if you could just comment a little bit more on denim. I know you love to talk about it. But, where the comp actually is tracking, since you’ve had a good track record in the category and it’s certainly been pretty promotional this season, but you seem to be very positive about it. So, where the comp is there.

Secondly on aerie, where the apparel comps are tracking versus the core foundation business. And then lastly, for Jim, just how the remodeled stores are continuing to perform for you. Thanks.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Dorothy, I’m not going to give specific numbers out 3 weeks into the back-to-school quadrant. But, women’s denim is doing very well for us and aerie is doing terrific.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: aerie is doing well in both the apparel side of the business, as well as the core foundation side of the business, Dorothy.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Jim, did you want to address the remodels?

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: Dorothy, on the remodels, I think all of you who have followed the Company for quite a while know that in the next — actually this year of ‘11 and ‘12 and ‘13 — really will be the largest number of stores that we have the leases coming due because of the growth cycle we had 10 years ago, 11 and 12 years ago, respectively.

So, we have looked at remodels a little differently currently than we have in the past. In the past, when we had maybe what we would call 25 or 30 remodels, we would look at redoing the store. Now that we have remodels that number well into 130 to 150 locations, we’ve now broken it down into a number of different financial variables.

And it’s by market and by store volume whereby we will do anything as short of just a freshen up, and that’s paint and lighting, to a full-scale remodel which would be the entire store to be redone. The entire store redos are very limited numbers, so we’re keeping our CapEx costs down.

But, the short answer is that I’m very pleased at the results of our remodels, both on the less expensive version as well as the more expensive version. So, our remodeled stores continue to outperform our stores that have not been remodeled from both a gross sales as well as an amount of single digit comp store sales.

Operator: Dana Telsey of Telsey Advisory Group.

Dana Telsey- Telsey Advisory Group- Analyst: Can you talk a little bit about the tops business both on the women’s side and men’s side? You mentioned the improvement in knits. What are you seeing there, price promotions versus price points? And also on the graphic tee side of the business? And do you expect knits versus denim, how are you thinking about the holiday season? Thank you.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Obviously, Dana, for holiday, we’re going to be pretty aggressive on the knit side of the business, which is a holiday-giving business. But, it’s quite amazing that our denim business during the holiday period is almost as strong as it is during the back-to-school period.

And we will own the inventory this year to be able to replenish. And the assortments that we have and the fashion that we’re playing with, we like what we have. So, we feel pretty good about that.

Operator: Jennifer Davis with Lazard Capital Markets.

Jennifer Davis- Lazard Capital Markets- Analyst: Actually 2 clarifications, please. On the apparel units I think you said that inventory increased 10% and accessory units increased 5%. Could you break that down in dollars? I assume that there’s a bigger increase in apparel given the cotton prices. And then I’m also wondering if I could get a little more color on comps, the UPT, AUR, traffic and conversion. Thanks.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO With respect to the inventory, yes, apparel units were up 10% at quarter end and the accessory is 5 points of the 15. With respect to cost, Jennifer, 50% of the increase in our ending inventory relates to product cost increase.

And about 5 points of that, of the balance, relates to accessories and the other 5 points relates to key item investment. With respect to the quarter and sales metrics, we had a very nice increase in our AUR in the quarter. Traffic, however, was down, but our conversion remains strong, speaking to the points that Roger was making on the strength of the assortment during what we would consider a relatively tough traffic period.

Operator: Jeff Van Sinderen of B. Riley.

Jeff Van Sinderen- B. Riley & Co.- Analyst: This is really a clarification question in terms of the overall promotional cadence versus last year. Are you currently more or less promotional for back-to-school versus last year? And then what is the plan for level of promotional cadence versus last year for the remainder of this quarter?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I would say we’re a bit more promotional than we were last year in view of the climate out there. The stores in the malls are much more competitive than where they were last year.

But, we’re right on our cadence of what our strategy was. So, I feel pretty good that we don’t need to go further than our strategy in order of meeting the competition and gaining market share.

Operator: Kimberly Greenberger of Morgan Stanley.

Kimberly Greenberger- Morgan Stanley- Analyst: Joan, I thought I heard you say average unit retail was up in the second quarter. I’m wondering if you can help us understand the magnitude of that. And then just looking back in the model, it looks like the list time we saw a 30% spread between total sales growth and total inventory growth was at the end of the second quarter of ‘05, following which the gross margin rolled over. So, I’m just wondering how carrying a heavier level of inventory doesn’t result in merchandising margin pressure going forward. If you could just help us understand that, that would be great.

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Sure. The color on the AURs was up high single-digit which drove the average transaction value up, Kimberly, which then nicely offset the decline in transactions related to traffic.

With respect to the inventories, the key point to think about is this replenishment thought and the idea that this is year-round inventory that we’re holding in stock to replenish and maintain a size integrity, to insure we protect our franchise and the cornerstone of our brand in denim. That’s number one.

And then this idea on this key item strategy on basics or core items in tees and in graphics, these are styles that can live longer, they can carry over into the spring season and we can continue to turn those. And so, with that in mind, we feel comfortable with the guidance projection, or guidance that we have for the third quarter because we have the promotional plans baked in, or laid in, that Roger mentioned. And we can continue to satisfy our customers, and with the hope that we will effectively drive the top line.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: And keep in mind that half of that cost of goods is in the cost of the cotton.

Operator: Jennifer Black of Jennifer Black & Associates.

Jennifer Black- Jennifer Black & Associates- Analyst: I have a couple questions. I wondered, Roger, if you see a more preppy cycle coming? And I’m just talking about retail across-the-board. That’s my first question.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Yes, I hate to talk about fashion. But yes, obviously, we see preppy, but we see preppy obviously with other variations. So, it’s not the old preppy but it’s the new preppy.

Jennifer Black- Jennifer Black & Associates- Analyst: Okay, so you won’t be moving away at all from the Bohemian look, is that correct?

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I didn’t say that.

Jennifer Black- Jennifer Black & Associates- Analyst: Okay. And then I wondered if you could talk about the AE campus stores and the outlet centers. Obviously you get lower rents but I was curious about the productivity you’re seeing versus your mall stores.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Jim will take that one. He likes that one.

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: Jennifer, thanks for using the term off-campus. Actually, this whole outlet center phenomenon that’s really emerging throughout North America, primarily here in the States, used to have a negative connotation. Low prices and not exactly a great shopping experience. That whole attitude and perception are now gone and they’re quite the place to shop because of the mix of retailers that are there. Anyway, that is a backdrop.

We are very pleased with our off-campus business. We have developed a model that we think can really survive the test of time. What that means is the financial goals and objectives that we’ve set down. Although modestly aggressive, we’ve been meeting and beating those in most every instance.

And yes, the overall potential profitability, because of lower rents, and it’s also lower overhead because you don’t have the common area maintenance and other expenses that are fixed to mall locations, give you the channel to be incredibly profitable. And we are on that path. We’re very pleased.

I have an excellent team in place. The stores are run like an American Eagle store although the product mix does deviate somewhat for our off-campus stores. But clearly, they run with the same standards of an American Eagle mall store.

And the driving force is a combination of the inventory we put in the stores. But they are, especially in this type of an economy. I think it’s rather obvious to all of us, they have the perception and the traffic patterns are incredible in these shopping centers across North America, primarily here in the States.

Jennifer Black- Jennifer Black & Associates- Analyst: Are you going to put your foot on the accelerator with these stores? And you didn’t exactly answer my question as far as the productivity versus the mall stores. Would it be fair to guess 20% to 30% higher?

Jim O’Donnell- American Eagle Outfitters, Inc- CEO: The quick answer is yes on that. And as far as the strategy for growth, most of our new stores, I would say 90% of our new stores plan to be off-campus stores. Right now, we have, I believe, around 52 or 53. I think we have the capability over the next few years to have somewhere of 100 stores.

But, I just want to put a caveat in there. We’ve done this portfolio review on our entire fleet and I will not be putting in off-campus stores at the expense of a mall store. So, it’s a very precise exercise that we go through to insure that if we layer in an off-campus store it would not have a negative affect on a mall store.

Or in some cases, the off-campus location would be viable and then we would look at potentially a mall store. If it’s not as proficient, and at the proper time we probably would terminate and only have a presence of one mega store in a particular market. But, they have been on average about 20% to 30% more profitable than what would be a mall store.

Judy Meehan- American Eagle Outfitters, Inc- VP IR: Okay, guys, that concludes our call today. Our third quarter announcement is currently scheduled for Tuesday, November 22. So thanks for participating today and have a great day.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.